EXHIBIT 99.1


YP CORP. RELEASES ENHANCED SEARCH ENGINE ON YP.COM
Thursday April 22, 9:30 am ET

MESA, Ariz.--(BUSINESS WIRE)--April 22, 2004--YP Corp. (OTC BB: YPNT - News), a
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leading provider of Internet yellow pages and related services, has released a new version of its YP.Com Web site that is faster, smarter, more useful and more technically advanced. The release is the first visible step in the company's campaign to make its YP.Com-branded Web site the leading innovator in online yellow pages sites.

YP.Com has improved its search engine by increasing the speed, adding a dynamic synonym dictionary and changing to an intuitive context-sensitive search that delivers more relevant results. Users can search for the exact words they have entered or broaden the search to include related words and concepts. Also, users do not have to get the words in the right order. They can search for the California jewelry store chain Bailey Banks and Biddle by "Biddle Banks" as well as by "Bailey."

"There has been a lot of talk in the marketplace about 'local search,'" Angelo Tullo, YP Corp.'s CEO stated in announcing the new release. "Local search is nothing new for YP Corp. It's what we do and have done since 1997. Our approach is different. We base our site on being useful to users so our advertisers can be found quickly and more often. We use the tried and true yellow pages format. By listening to our industry-leading subscriber base (nearly 300,000 strong) and incorporating feedback from our users, we have designed a site that is easy to use and intuitive to users. As always, YP.Com doesn't bombard users with pop-ups and banner ads."

John Raven, YP Corp.'s chief technology officer, explained, "Most computer searches are substring searches -- in effect, searching for groups of letters, numbers and characters within the mass of data. This is a thorough way to search, but it is slow and it is not context-sensitive. A search on 'beans' is as likely to turn up information on Boston baked beans or Mr. Bean as it is Enterprise Java Beans. YP.Com's upgraded search engine can tell the difference between Sunday dinner, a British comic character and programming components. What's more, when the search engine finds a pre-defined word, it already has a data structure built around it telling it where to go to find the things being referenced.

"The enabling technology allowed us to build a synonym dictionary," said Raven. "A search for 'gas stations' won't ignore 'gasoline stations,' 'service stations' or even 'Shell stations.' Searches will also get more intelligent over time, thanks to YP.Com's search algorithm, which learns from searching, and tunes the search and adds to the synonym dictionary. Additionally, users of the site are encouraged to contact us to make it more useful to them."

About YP Corp.

YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package(TM) ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages Web site at www.YP.Com. The company's Web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of Sept. 30, 2003, YP Corp. has 255,376 IAP advertisers.

YP Corp. also provides an array of other Internet services that complement its Yellow Pages Web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (Web site design & hosting services).

YP Corp. is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations -- Yellow Page Integrated Media Association "YPIMA," the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers "ADP," which mostly represents independent Yellow Pages publishers.

     For Information Contact
     Rick Cook
     Public Relations
     YP Corp.
     480-654-9646
     rickc@YPCorp.com
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Contact:
     YP Corp., Mesa
     Rick Cook, 480-654-9646 (Public Relations) rickc@YPCorp.com
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